Exhibit 10.8

March 26, 2010

Dean Tozer

537 Grand Oaks Drive

Brentwood, TN 37027

Re: Employment Agreement

Dear Dean:

This letter is to confirm our understanding with respect to your continued employment by Advanced BioHealing, Inc. (the “Company”). You are currently employed as the Company’s Senior Vice President pursuant to the terms of your existing employment agreement effective as of June 1, 2006 and previously amended on February 23, 2008 (collectively, the “Prior Agreements”). The Company has offered to continue your employment on the terms and conditions set forth below and upon countersigning below you have agreed to such continued employment (the terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Employment.

(a) Description and Duties. Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company and/or any present or future parent, subsidiary or affiliate of the Company (each, a “Company Affiliate” and collectively, together with the Company, the “Company Group”), in the position of Senior Vice President. You will report to the Company’s Chief Executive Officer. You will have the responsibilities, duties and authority commensurate with the position of a senior vice president, including, without limitation, the duties set forth on Schedule 1 attached hereto. You will also perform such other and/or different services for the Company as may be assigned to you from time to time by the Board of Directors of the Company (the “Board”) or the Company’s Chief Executive Officer. The principal location at which you will perform such services will be in the State of Tennessee, although you will be available to perform services at any Company facility and to travel as the needs of the Company’s business may require.

(b) Devotion to Duties. While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company. While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.

(c) Company Policies. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

(a) Base Salary. While you are employed hereunder, the Company will pay you a base salary at the annual rate of $245,000 (the “Base Salary”). The Base Salary may be subject to adjustment from time to time in the discretion of the Company but shall not be reduced unless, and only to the extent that, the base salaries of all other similarly situated executives of the Company are proportionately reduced. The Base Salary will be payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time, which currently provide for bi-weekly payments. The Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b) Bonus. In addition to the Base Salary, the Company may pay you a bonus in the manner described below (the “Bonus”). During any Plan Year (as defined below), you may be awarded an annual Bonus, the target of which is set for your position at fifty percent (50%) of your Base Salary, one-half of which shall be based on the Company’s performance during such Plan Year and one-half of which shall be based on your performance during such Plan Year. These individual performance objectives will be agreed upon in writing no later than forty-five (45) days after the start of your employment or beginning of the Plan Year whatever the case may be. In the event a Plan Year consists of less than or more than twelve (12) months, the Base Salary shall be pro rated for purposes of determining the amount of each Bonus. With respect to each Plan Year, the Board shall determine, in its discretion, whether a Bonus shall be paid and the amount of such Bonus. If the Company terminates your employment during any Plan Year for any reason other than Cause (as defined below), if you terminate for a Good Reason (as defined below) or if your employment is terminated for Disability (as defined below) or death, you (or your estate) shall be entitled to receive a pro rated portion of the Bonus, if any, earned during such Plan Year based on the number of days you were employed by the Company during such Plan Year. If you terminate this Agreement in accordance with Section 3(a)(iii)(A) hereof, you shall be entitled to receive a Bonus only if you are employed by the Company on the date such Bonus is scheduled to be paid. Subject to Section 4, the Company shall pay each Bonus, if any, as soon as administratively possible following the end of the Plan Year just then ended, but in any event no later than forty-five (45) days after the end of such Plan Year. For purposes of this Agreement, the “Plan Year” is the twelve (12) month period beginning January through and including December. Your initial Plan Year hereunder shall begin on January 1, 2010.

(c) Equity Compensation. In connection with your existing employment relationship with the Company and the terms of the (i) Non-Qualified Stock Option Agreement, dated as of September 12, 2007, you received an option to purchase 20,182 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) Non-Qualified Stock Option Agreement, dated as of September 12, 2007, you received an option to purchase 139,818 shares of Common Stock (collectively and respectively, the “Existing Option Agreements” and the “Existing Option Grants”). For the avoidance of doubt, Schedule 2 hereto sets forth the grant date and vesting schedule for each of the Existing Option Grants. Except as otherwise provided in Section 4(d) herein, the terms of the Existing Option Agreements remain unchanged by the execution of this Agreement.

(d) Vacation. You will be entitled to four (4) weeks paid vacation in each calendar year and paid holidays and personal days in accordance with the Company’s policies for its senior executives as in effect from time to time. All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company. You may accrue unused vacation days up to one and one-half times your annual vacation allotment such that you shall be entitled to no more than six (6) weeks paid vacation at any time during any calendar year.

(e) Fringe Benefits. You will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally, for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans (collectively, the “Fringe Benefits”). Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

(f) Reimbursement of Expenses. The Company shall reimburse you for all ordinary and reasonable out-of-pocket expenses that are reasonably incurred by you in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred, and business expenses must be substantiated by receipts and documentation reasonably satisfactory to the Company. All approved business expenses shall be reimbursed by the Company to you within one (1) month of submission of appropriate receipts and documentation. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by you.

3. Term of Employment.

(a) Term; Termination. Subject to the terms hereof, your employment hereunder will commence on January 1, 2010 (the “Commencement Date”) and will continue until the first to occur of the following:

(i) Immediately upon your death;

(ii) By the Company:

(A) By written notice to you effective the date of such notice, following your failure, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of your position for an aggregate of ninety (90) business days within any period of one hundred and eighty (180) consecutive business days during the term hereof as determined by a physician selected by you (“Disability”), provided that if applicable law provides any provision regarding disability that is more favorable to you than that set forth herein, such more favorable provision will govern, and provided further that if and only to the extent that your Disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “Disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code; or

(B) By written notice to you effective the date of such notice, with or without Cause;

(iii) By you:

(A) Without Good Reason at any time by written notice to the Company effective ninety (90) days after the date of such notice; or

(B) Provided you have not previously been notified of the Company’s intention to terminate your employment, you may resign for Good Reason at any time by written notice to the Company effective sixty (60) days after the date of such notice; provided, however, that prior to any termination for Good Reason, you must provide notice to the Company of the existence of a condition described in Section 3(b)(ii) of this Agreement within ten (10) days of the date that you learn of the initial existence of such condition and the Company shall have a period of sixty (60) days in which to remedy such condition. Any termination by you shall not be treated as a termination for Good Reason and shall instead be treated as a termination by you under Section 3(a)(iii)(A) of this Agreement, if you fail to provide the aforementioned notice within the ten (10) day period or if the Company remedies the situation within the aforementioned sixty (60) period.

(b) Definitions. For purposes of this Agreement:

(i) “Cause” means (A) any conduct that constitutes a felony under applicable law, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations, (B) your willful disloyalty or deliberate dishonesty in the performance of your duties to the Company, (C) the commission by you of an act of fraud or embezzlement against the Company or breach of fiduciary duty owed to the Company or (D) the violation of any Company written policy or any act of misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, (E) negligence or incompetence in the performance of your duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after receipt of written notice of such failure, or (F) a material breach by you of any material provision of this Agreement or the Proprietary Information and Inventions Agreement, by and between you and the Company, dated as of June 1, 2006 (the “Proprietary Agreement”), which breach, if reasonably curable, is not cured within thirty (30) days after delivery to you by the Company of written notice of such breach. With respect to any such determination, the Board will act fairly and in utmost good faith. No act or omission on your part will be considered “willful” unless done, or admitted to be done, by you in bad faith or without your reasonable belief that such act or omission was in the best interest of the Company.

(ii) “Good Reason” means: (i) without your written consent, a material reduction by the Company of your Base Salary as in effect on the date hereof or as the same may be increased from time to time, unless similarly situated Company executives also are subject to a reduction in their salaries that reduces their salaries by approximately the same percentage rate as your Base Salary is to be reduced; (ii) without your written consent, a change in the principal location at which you provide services to the Company to over fifty (50) miles away from Brentwood, Tennessee; or (iii) a material adverse change by the Company in your duties, authority or responsibilities as Senior Vice President as set forth on Schedule 1 which causes your position with the Company to become of less responsibility or authority than your position as of immediately following the Commencement Date, provided that the Company shall have sixty (60) days from the date of the written notice set forth in Section 3(a)(iii)(B) in which to cure any alleged action or omission giving rise to the Good Reason, in which case there shall be no Good Reason.

4. Effect of Termination.

(a) Definitions. For purposes of this Agreement:

(i) “Accrued Obligations” means (A) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (B) an amount equal to the value of your accrued unused vacation days, (C) the amount of any Bonus previously determined by the

Board to have been earned but not yet paid and (D) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(ii) “Change of Control” means (A) a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; provided that, for the purpose of this definition, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation, or upon conversion of options, warrants, preferred stock and convertible notes and debentures outstanding immediately prior to such merger or consolidation, shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged, (B) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or (C) the liquidation or dissolution of the Company or the Company ceasing to do business.

(b) Death or Disability; Termination Without Cause or for Good Reason. If your employment hereunder is terminated as a result of your death or Disability or is terminated by the Company without Cause, or is terminated by you for Good Reason, the Company will pay the Accrued Obligations to you (or your estate) within ninety (90) days following such termination.

(c) Termination for Cause; Voluntary Termination. If your employment hereunder is terminated by the Company for Cause or by you pursuant to Section 3(a)(iii)(A), the Company will pay the Accrued Obligations to you within ninety (90) days following such termination, provided, however, the Company shall have no obligation to pay any Bonus with respect to the year in which you were terminated, whether earned, accrued or otherwise.

(d) Options. If your employment with the Company is terminated by the Company without Cause or by you for Good Reason within six months after a Change of Control, the Existing Option Grants will become fully vested and exercisable as of the date of such termination and the Existing Option Agreements are hereby amended accordingly. For the avoidance of doubt, this Section 4(d) is not applicable to any option grants that you may receive subsequent to the date of this Agreement.

(e) Severance. If your employment is terminated by the Company without Cause or by you for Good Reason, the Company will continue to pay you your Base Salary in accordance with the Company’s normal payroll cycle during the period commencing on the date of termination and ending on the six (6) month anniversary of such date of termination; provided, however, that, if your employment is terminated by the Company without Cause or you resign for Good Reason within six (6) months after a Change of Control, the Company will instead pay you your Base Salary in accordance with the Company’s normal payroll cycle during the period commencing on the date of termination and ending on the twelve (12) month anniversary of such date of termination. If you are participating in the Company’s group health insurance plans on the effective date of termination without Cause or by you for Good Reason, and you timely elect and remain eligible for continued coverage under COBRA, or, if applicable, state insurance laws, the Company shall pay that portion of your COBRA premiums that the Company was paying prior to the effective date of termination for such six- or twelve-month severance period, as applicable, or for the continuation period for which you are eligible, whichever is shorter. Notwithstanding the foregoing provisions of this Section (i) if you become reemployed with another employer and are eligible for medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall cease, and (ii) the payments pursuant to this Section are conditional on (A) your not being in breach of your obligations under Section 5 of this Agreement or the Proprietary Agreement which breach, if reasonably curable, is not cured within thirty (30) days after delivery to you by the Company of written notice of such breach, and (B) the Company’s receipt of an executed general release in favor of the Company, in a form acceptable in good faith and reasonableness to the Company (executed by you or your other duly authorized representative) and the expiration of the revocation period set forth therein. You agree to accept the aforementioned severance compensation as liquidated damages for your termination under the provisions of this Section, and understand and agree that such liquidated damages are in lieu of all other compensation and benefits owed to you under any and all other provisions of this Agreement and further constitute reasonable compensation for losses that you may incur and are not a penalty.

(f) Six-Month Delay if Specified Employee. In the event that as of the date of your termination from employment you are a Specified Employee (as defined below) and the Company has stock that is publicly traded on an established securities market or otherwise, any severance to which you would otherwise be entitled under this Agreement during the first six (6) months following your date of termination shall be accumulated and paid to you as provided in this Section 4(f). In the event your employment is terminated as a result of your death, any severance shall be paid at the time and in the manner provided in section 4(b) above. Further, any portion of severance provided in Section 4(e) shall be paid at the time and in the manner provided in Section 4(e) above, but only to the extent that such payments do not exceed the 409A Severance Limit (as defined below). Any such payments in excess of the 409A Severance Limit, including following a Change in Control, to which you would otherwise be entitled under Section 4(e) shall be accumulated and paid in a single lump sum as of the earlier of the ninetieth (90th) day following the date of your death or the first (1st) day of the seventh (7th) month following your date of termination. For purposes of this Agreement, the “409A

Severance Limit” means the lesser of (i) two (2) times your annualized compensation (based on your annual rate of pay for the taxable year preceding the taxable year in which your employment is terminated) or (ii) two (2) times the maximum amount of compensation that can be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated. For purposes of this Agreement, a “Specified Employee” means a “Specified Employee” as defined for purposes of Code Section 409A(a)(2)(B)(i), as amended from time to time. You acknowledge that such definition currently includes: (i) an owner of more than five percent (5%) of the stock of the Company; (ii) an owner of more than one percent (1%) of the stock of the Company who has compensation from the Company in excess of $150,000 per calendar year (not indexed); or (iii) an officer of the Company with compensation in excess of $145,000 per calendar year (for 2007), as adjusted under Section 416(i)(1) of the Code. Determination of the identity of Specified Employees shall be made as of December 31 each year (the “Specified Employee Identification Date”) and such determination shall be effective for each twelve (12) month period extending from January 1 through December 31 of the year following the Specified Employee Identification Date.

5. Prohibited Competition.

(a) Certain Acknowledgements and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company Group.

(ii) You acknowledge that a business will be deemed competitive with the business of the Company Group if it researches, develops, manufactures or commercializes cell-based wound healing technology or products or, other than in the event of a Change in Control, any other product the Company develops or sells or that you would reasonably be expected to know that the Company is developing or selling at the time of your termination (each a “Competitive Company”).

(iii) You further acknowledge that, while you are employed hereunder, the Company Group will furnish, disclose or make available to you Confidential Information (as defined below) related to the business of the Company Group and that the Company Group may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company Group through the expenditure by the Company Group of substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company Group. You also acknowledge that if you become employed or affiliated with any Competitive Company in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, while you are employed hereunder, you will be introduced to customers and others with important relationships to the Company Group. You acknowledge that any and all “goodwill” created through such introductions belongs exclusively to the Company Group, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any customers of the Company Group.

(iv) For purposes of this Agreement, “Confidential Information” means any information concerning the organization, business (including products and technology) or finances of the Company or of any third party that the Company is under an obligation to keep confidential that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, technology, data, test results, designs, methods, formulae, know-how, show-how, techniques, systems, processes, software programs, works of authorship, research and development, agreements with customers or other entities or individuals, data, specifications, customer (existing and prospective) and supplier identification, financials, product cost and profit information, projects, plans and proposals.

(b) Non-Competition; Non-Solicitation. While you are employed hereunder and for a period of one (1) year following the termination of your employment hereunder for any reason or for no reason, you will not, without the prior written consent of the Company:

(i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in, any Competitive Company (each, a “Restricted Activity”), except that (A) nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business and (B) nothing contained herein will prohibit you from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a “Unit”) of a Competitive Company if that Unit is not engaged in any business which is competitive with the business of the Company Group, irrespective of whether some other Unit of such Competitive Company engages in such competition (as long as you do not engage in a Restricted Activity for such other Unit);

(ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the benefit of any Competitive Company, any customers or patrons of the Company Group, or any prospective customers or patrons with respect to which the Company Group has developed or made a sales presentation (or similar offering of services);

(iii) Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultant to the Company Group to leave the service of the Company Group for any reason or (B) employ, cause to be employed, or solicit the employment of, any employee of or consultant to the Company Group while any such person is providing services to the Company Group; or

(iv) Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company Group and any vendor or supplier to the Company Group.

(c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 5 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company Group and to your other prospective employers and (ii) the time period and the geographical scope of the provisions of this Section 5 is reasonable, legitimate and fair to you in light of the Company Group’s need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company Group’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(d) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 5 will survive the termination of this Agreement and the termination of your employment hereunder for any reason or for no reason.

6. Proprietary Agreement. You hereby agree and acknowledge that you are subject to the terms and conditions of the Proprietary Agreement, and that the provisions of the Proprietary Agreement shall survive expiration or termination of this Agreement in accordance with the terms thereof.

7. Disclosure to Future Employers. You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in Section 5 of this Agreement and a copy of the Proprietary Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8. Records. Upon termination of your employment hereunder for any reason or for no reason and at any other time requested by the Company, you will deliver to the Company Group any property of the Company Group which may be in your possession, including products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

9. Insurance. The Company, in its sole discretion, may apply for and purchase key person life insurance on your life in an amount determined by the Company with the Company Group as beneficiary and one or more other policies of insurance insuring your life. You will submit to any medical or other examinations and execute and deliver any applications or other instruments in writing that are reasonably necessary to effectuate such insurance.

10. Representations. You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party, or with any agreement to which you are a party or by which you are bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. You will indemnify and hold harmless the Company Group and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

11. General.

(a) Notices. All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth on the signature page hereto or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (1) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (2) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service or (3) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement, together with the Proprietary Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved or to any Company Affiliate. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns, heirs and legal representatives of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, except for your obligations to the Company Group as set forth herein, and no person or entity (except for a Company Affiliate as set forth herein) will be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the State of Connecticut, without giving effect to the conflict of law principles thereof.

(h) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement will be brought in the courts of the State of Connecticut in Fairfield County or of the United States of America for the District of Connecticut. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i) WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF YOU AND THE COMPANY WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect or scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 5 of this Agreement will result in substantial, continuing and irreparable injury to the Company Group. Therefore, in addition to any other remedy that may be available to the Company Group, the Company Group will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5 of this Agreement. The period during which the covenants contained in Section 5 will apply will be extended by any periods during which you are found by a court to have been in violation of such covenants.

(m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures.

(o) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

(p) Prior Agreements. This Agreement supersedes and replaces the Prior Agreements. By signing this Agreement, you acknowledge that the Prior Agreements are terminated and cancelled, and release and discharge the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such Prior

Agreements, it being the intention of the parties hereto that this Agreement effective immediately shall supersede and be in lieu of the Prior Agreements. Notwithstanding anything contained in this Agreement to the contrary, except to the extent expressly superseded hereby, the Existing Option Agreements shall remain in full force and effect.

*     *     *     *     *     *

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

ADVANCED BIOHEALING, INC.

By:	/s/ Kevin Rakin
Name:	Kevin Rakin
Title:	Chief Executive Officer
36 Church Lane
Westport, CT 06880

Accepted and Approved

/s/ Dean Tozer
Dean Tozer
537 Grand Oaks Drive
Brentwood, TN 37027

SCHEDULE 1

DUTIES

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Executive will be responsible for:

Operations

•	U.S. corporate and product marketing (e.g. ABH, Dermagraft & TransCyte brand management)

•	Scientific Communications (e.g. Publication planning, CME, scientific branding)

•	Reimbursement Operations (e.g. Reimbursement Specialists, insurance verification hotline)

•	Regulatory Affairs (non-manufacturing related)

•	Government as Customer Projects (e.g. TransCyte project)

•	Public Relations

•	Health Economics

Corporate Development

•	Corporate strategic planning

•	Corporate business development

•	Product development (scientific research and product development teams)

•	Venous leg ulcer indication commercialization

•	International expansion

•	Government Affairs and Health Policy

SUPERVISORY RESPONSIBILITIES

In your role as Senior Vice President you will have supervisory responsibility for the following positions:

•	Vice President and Chief Scientific Officer

•	Vice President Government Affairs and Health Economics

•	Director U.S. Marketing

•	Director Reimbursement Operations

•	Director Strategic Marketing

•	Director Scientific Communications and Analysis

SCHEDULE 2

OPTION GRANT SCHEDULE AND VESTING

AS OF 3/1/2010

Grant Date	# Granted	Exercise Price	Exercised	Vested		Cancelled	Unvested	Outstanding	Exercisable
7/14/2006	20,182	$0.60	0	17,659	[1]	0	2,523	20,182	17,659
6/28/2007	139,818	$0.88	0	122,528	[2]	0	17,290	139,818	122,528
	160,000		0	140,187		0	19,813	160,000	140,187

[1]

As of the date of the Non-Qualified Stock Option Agreement (September 12, 2007), 5,044 shares of the option were fully vested and exercisable. The remaining 15,138 shares of the option vest in twelve equal quarterly installments with the first such installment vesting on September 30, 2007 and each installment thereafter vesting on the last business day of each subsequent calendar quarter.

[2]

As of the date of the Non-Qualified Stock Option Agreement (September 12, 2007), 36,076 shares of the option were fully vested and exercisable. The remaining 103,742 shares of the option vest in twelve equal quarterly installments with the first such installment vesting on September 30, 2007 and each installment thereafter vesting on the last business day of each subsequent calendar quarter.

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